United States securities and exchange commission logo





                    September 15, 2022

       Stephen A. Vintz
       Chief Financial Officer
       Tenable Holdings, Inc.
       6100 Merriweather Drive
       Columbia, MD 21044

                                                        Re: Tenable Holdings,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-38600

       Dear Mr. Vintz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Asheley Walker